SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        TESSA COMPLETE HEALTH CARE, INC.
             (Exact name of registrant as specified in its charter)


            Georgia                                     58-0975098
--------------------------------------    --------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


35 Fulford Avenue, Suite 100, Bel Air, Maryland                         21014
--------------------------------------------------                   ----------
(Address of Principal Executive Offices)                             (Zip Code)

                       Employment Agreement By and Between
      Tessa Complete Health Care, Inc. and Mark Newman, Dated July 2, 2001
                            (Full title of the plan)


                              CT Corporation System
                            1201 Peachtree Street, NE
                             Atlanta, Georgia 30361
                                 (404) 888-6494
           (Name, address, and telephone number of agent for service)


                                   Copies to:

                              Steven D. Adler, P.C.
                           2130 N.E. Klickitat Street
                           Portland, Oregon 97212-2459
                                 (503) 293-9000


                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------- ----------------------- ----------------------- ----------------
                                                                      Proposed maximum
                                              Proposed maximum       aggregate offering       Amount of
 Title of securities to    Amount to be      offering price per            price            registration
     be registered        registered (1)           share                    (2)                  fee
                                                    (2)                                          (3)
------------------------- ---------------- ----------------------- ----------------------- ----------------
     Common Stock,
  par value $0.02 per      10,500,000            $0.07                    $735,000           $183.75
         share                shares
------------------------- ---------------- ----------------------- ----------------------- ----------------


The index to exhibits is located on page 8 of this registration statement.

(1) This filing registers 10,500,000 shares of registrant's common stock, par value $0.02 per share (the "Common Stock"), reserved for issuance as a sign-on bonus for employment services to be provided to registrant ("Company") by Mark Newman ("Employee") pursuant to that certain Employment Agreement dated July 2, 2001, by and between Company and Employee (the "Plan"). There are also registered an undetermined number of additional shares of Common Stock that may become available for purchase by Employee in the event of a change in the outstanding shares of Common Stock, including a recapitalization.

(2) Based upon the proposed maximum offering price of $0.07 per share for 10,500,000 shares of Common Stock reserved for issuance under the Plan, estimated solely for purposes of calculating the registration fee.

(3) Calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended (the "Act"), and Securities and Exchange Commission ("SEC") Rule 457(h) promulgated under the Act.


PART II           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Company with the SEC are incorporated by reference in this registration statement:

         (a) Company's annual report on Form 10-KSB for fiscal year 2000, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");1

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

         (c)      The registration statement on Form 10-SB, as amended, for
                  registering the Common Stock under Section 12 of the Exchange
                  Act, including, without limitation, the description of the
                  Common Stock contained therein and any
--------
         1        On March 16, 2000, Company consummated a merger with Zaba
International, Inc. (formerly HA Spinnaker, Inc.), a Colorado corporation ("Zaba"), and filed Articles of Merger on April 3, 2000. Company emerged as the surviving corporation, and Zaba dissolved by operation of law. Prior to the merger, Zaba was an SEC reporting "shell" corporation, and Company was a non-reporting, publicly traded company. Company effected the merger with Zaba and became a successor issuer thereto in order to comply with new reporting company requirements implemented by the National Association of Securities Dealers and thereby continue to be listed and have its securities traded on the Over-the-Counter Bulletin Board. As a result of the merger, Company stepped into Zaba's place and stead and became an SEC reporting company. The annual report referred to in Item 3(a) above for the fiscal year ended December 31, 2000 is Company's first annual report on Form 10-KSB in its own right.

                  amendment or report filed for the purpose of updating such description.2 In connection therewith, the following additional information is provided:

                  (i)      The Common Stock was initially registered under
                           Section 12(g) of the Exchange Act on February 28, 1997, on the Form 10-SB referenced above. Company is currently authorized to issue up to 500,000,000 shares of Common Stock, par value $.02 per share. As of October 4, 2001, there were 111,539,937 shares of Common Stock issued and out standing.

                  (ii) Holders of the Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock are able to elect the entire board of directors of Company and, if they do so, minority shareholders would not be able to elect any members to Com pany's board of directors.

                  (iii) Company's board of directors has authority, without action by Com pany's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would have the effect of reducing the percentage of securities ownership of Company's sharehold ers and diluting the book value of the Common Stock.

                  (iv) Shareholders have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Company, the holders of shares of Common Stock are entitled to share equally in corporate assets after the holders, if any, of preferred stock and after satisfaction of liabilities. Holders of Common Stock are entitled to receive such dividends as Company's board of directors may from time to time declare out of funds legally available for the payment thereof. Company has never paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends thereon in the foreseeable future.

         All documents filed by the Company subsequent to those listed in Item 3(a)-(c) above pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or
--------

         2        Zaba was incorporated on September 28, 1988, as a Colorado corporation. The corporation's name was changed from HA Spinnaker, Inc. to Zaba International, Inc. in July 1996. On July 29, 1996, Zaba filed a registration statement with the SEC on Form 10-SB under the name HA Spinnaker, Inc., which registration statement became effective on February 28, 1997. The registration statement was filed on the basis of management's belief that the primary attraction of Zaba as a merger partner or acquisition candidate was its status as an SEC reporting company under the Exchange Act. The registration statement referred to in Item 3(c) above is the Zaba registration statement described in this footnote 2.

which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         In addition to any rights of indemnification that may be granted to directors and officers under the Georgia Business Corporation Code, as amended, Company's Restated Bylaws (the "Bylaws") grant Company broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

         The Bylaws require the indemnification of an officer or director made or threatened to be made a party to a proceeding because such person is or was an officer or director of Company against certain liabilities and expenses if:
(i) the officer or director acted in good faith; (ii) the officer or director reasonably believed the actions were in or not opposed to Company's best interest; and (iii) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe that the conduct was unlawful. In the case of any proceeding by or in the right of Company, an officer or director is entitled to indemnification to the fullest extent permitted by law if the officer or director acted in good faith and in a manner the officer or director reasonably believed was in or not opposed to Company's best interest.

         In order to induce capable persons to serve or continue to service as directors and officers of Company and to enable them to perform their duties to Company secure in the knowledge that certain expenses and liabilities that may be incurred by them will be borne by Company, Company has memorialized the basic precepts regarding indemnification as currently embodied in the Bylaws as set forth above in those certain Indemnification Agreements by and between Company and each of its current officers and directors.

         However, an officer or director is generally not entitled to indemnification: (i) in connection with any proceeding charging improper personal benefit to the officer or director in which the officer or director is adjudged liable on the basis that personal benefit was improperly received; or
(ii) in connection with any proceeding initiated by such person against Company, its directors, officers, employees, or other agents.

Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         The exhibits listed in the index to exhibits, which appears on page 8 hereof, are filed as part of this registration statement.

Item 9.  Undertakings.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a)      To include any prospectus required by
                                    section 10(a)(3) of the Act;

                           (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the term ination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration state ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as ex-pressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bel Air, Maryland, on October 4, 2001.

TESSA COMPLETE HEALTH CARE, INC.



By:      /s/ Brian L. Regan
         ----------------------------------
         Brian L. Regan
         President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Brian L. Regan his or her true and lawful attorney-in- fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that such attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:


Principal Executive Officer:                         Date:


/s/ Brian L. Regan
----------------------------------                   October 4, 2001
Brian L. Regan
President and Chief Executive Officer

Principal Financial Officer:



/s/ Brian L. Regan                                   October 4, 2001
----------------------------------
Brian L. Regan
Chief Financial Officer


Controller or Principal Accounting Officer:



/s/ Brian L. Regan                                   October 4, 2001
----------------------------------
Brian L. Regan
Controller


Directors:



/s/ Brian L. Regan                                   October 4, 2001
----------------------------------
Brian L. Regan
Director



/s/ Mark R. Newman                                   October 4, 2001
----------------------------------
Mark R. Newman
Director



/s/ Norman Perry                                     October 4, 2001
----------------------------------
Norman Perry
Director

                                INDEX TO EXHIBITS


------------------ -------------------------------------------------------------
Exhibit Number (1)                    Exhibit                           Page
--------------                        -------                           ----
------------------ -------------------------------------------- ----------------
                      Articles of Incorporation, As Amended
     4.1                    (relevant portions only)                      8
------------------ -------------------------------------------- ----------------
                                Restated Bylaws
     4.2                    (relevant portions only)                      8
------------------ -------------------------------------------- ----------------
                         Opinion of Steven D. Adler, P.C.
     5.1                      (regarding legality)                        9
------------------ -------------------------------------------- ----------------
                         Consent of Steven D. Adler, P.C.
     23.1                   (included in Exhibit 5.1)                     9
------------------ -------------------------------------------- ----------------
                                 Power of Attorney
     24.1           (see page 6 of this registration statement)           6
--------------------------------------------------------------------------------

(1)  Other exhibits listed in Item 601 of SEC Regulation S-B are not applicable.


Exhibit 4.1 Articles of Incorporation, As Amended (relevant portions only).

         Paragraph 7 regarding preemptive rights of shareholders and sales by Company of additional authorized but unissued shares of Common Stock (included in Items 3(c)(iii) and 3(c)(iv) above).


Exhibit 4.2 Restated Bylaws (relevant portions only).

         Section 10 regarding voting of shares (included in Item 3(c)(ii) above).


Exhibit 5.1 Opinion of Steven D. Adler, P.C. (regarding legality).